                                                              EXHIBIT 99, PAGE 1

                        GORMAN-RUPP REPORTS 2004 RESULTS

Mansfield, Ohio - February 25, 2005 - The Gorman-Rupp Company (AMEX:GRC) reports record net sales of $203,554,000 for the year ended December 31, 2004 compared to $195,826,000 for 2003, an increase of 3.9%. Net income for 2004 was $9,277,000 compared to $9,787,000 in 2003. Earnings per share for 2004 and 2003, stated to reflect the five-for-four stock split effective September 10, 2004, were $0.87 and $0.92, respectively.

Record sales during 2004 reflected positive signs in the general economic environment and capital goods markets during the year, and resulted principally from increased pump sales in the industrial, construction and international markets.

Benefit from increased sales volume on 2004 margins was more than offset principally by lower operating results at the Company's wholly-owned subsidiary, Patterson Pump Company. Increased prices for steel and energy, increased health care costs and the impact of a year-end adjustment to inventory were contributing factors to lower results at Patterson Pump. In addition, increases in expenses associated with complying with the requirements of the Sarbanes-Oxley Act of 2002 added pressure to the Company's operating income for the year.

Net sales for the fourth quarter 2004 were $50,927,000 compared to $49,159,000 in 2003, an increase of 3.6%. Net income for the fourth quarter 2004 was $2,565,000 compared to $3,463,000 in 2003, equal to post-split earnings per share of $0.24 and $0.33, respectively.

The Company's backlog of orders at December 31, 2004 was $69.0 million compared to $58.4 million at December 31, 2003, an increase of 18.2%.

During the course of the annual audit of the Company's 2004 financial statements, the Company's management, together with Ernst & Young LLP, the Company's independent auditors, identified the existence of one material weakness in the Company's internal control over financial reporting. The material weakness related to the inadequacy of accounting personnel and certain communication procedures at Patterson Pump Company, which resulted in an untimely recognition of a decrease in inventory. The Audit Review Committee of the Company's Board of Directors, and the Board of Directors itself, have reviewed the reports of management and Ernst & Young with respect to this matter, including management's recommendations regarding how to remedy the material weakness at Patterson Pump Company.

Jeffrey S. Gorman, President and CEO, said, "Gorman-Rupp has addressed the situation at Patterson and is taking appropriate action. Management has plans underway to add additional accounting staff at Patterson and to refine the manner and timeliness of communications between Patterson's accounting department and the Company's CFO."

                                                              EXHIBIT 99, PAGE 2

During the preparation of the 2004 income tax provision, the Company identified a prior period error relating to the overstatement of a deferred income tax liability. The correction of the error resulted in a 1997 through 2003 restatement recognizing the favorable impact of a $1.5 million increase to shareholders' equity and a reduction to deferred tax liability.

The Company remains financially strong with positive cash flow and no long-term debt contributing to its financial strength. Mr. Gorman stated, "New orders received in 2005 from the construction, rental and fire protection markets have been especially encouraging. In addition, Patterson Pump Company introduced a line of pumps and pump systems for the heating, ventilating and air conditioning
(HVAC) market early in 2005. With the capital goods markets seemingly in a solid recovery, we are optimistic that 2005 will be a good year for the Company."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Sr. Vice President & CFO, Telephone (419) 755-1294.



The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                              EXHIBIT 99, PAGE 3

                    The Gorman-Rupp Company and Subsidiaries
                   Condensed Consolidated Statements of Income
                (in thousands of dollars, except per share data)

                                          Three  Months  Ended December 31,        Twelve Months Ended December 31,
                                                    (unaudited)
                                              2004                2003                 2004                2003
                                            --------            --------             --------            --------

Net sales                                   $ 50,927            $ 49,159             $203,554            $195,826
Cost of products sold (1)                     40,278              38,171              161,129             153,975
                                            --------            --------             --------            --------
Gross profit                                  10,649              10,988               42,425              41,851

Selling, general &
administrative expenses (1)                   7,446               6,641               28,999              27,988
                                            --------            --------             --------            --------
Operating income                              3,203               4,347               13,426              13,863

Other income (expense), net (1)                 495                (148)                 926                 537
                                            --------            --------             --------            --------
Income before income taxes                    3,698               4,199               14,352              14,400
Income taxes                                  1,133                 736                5,075               4,613
                                            --------            --------             --------            --------
Net income                                  $  2,565            $  3,463             $  9,277            $  9,787
                                            ========            ========             ========            ========
Basic & diluted earnings
  per share                                 $   0.24            $   0.33             $   0.87            $   0.92

(1) Prior period amounts have been reclassified to conform to the 2004 presentation.

                    The Gorman-Rupp Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                            (in thousands of dollars)

                                               December 31,           December 31,
                                                   2004                   2003
                                               ------------           ------------
       Assets                                                          As Restated

Cash & cash equivalents                         $    18,898            $    17,446
Accounts receivable                                  32,988                 32,148
Inventories                                          38,234                 38,062
Other current assets & deferred
  income taxes                                        6,525                  8,062
                                                -----------            -----------
    Total Current Assets                             96,645                 95,718

Property, plant & equipment, net                     54,812                 54,338
Other assets                                         13,887                 12,339
                                                -----------            -----------
    Total Assets                                $   165,344            $   162,395
                                                ===========            ===========
Liabilities and Shareholders' Equity

Accounts payable                                $     6,615            $     6,163
Accrued liabilities & expenses                       14,497                 15,745
                                                -----------            -----------
    Total Current Liabilities                        21,112                 21,908

Postretirement benefits                              22,334                 22,569

Shareholders' Equity                                121,898                117,918
                                                -----------            -----------
    Total Liabilities & Shareholders'
      Equity                                    $   165,344            $   162,395
                                                ===========            ===========

Shares outstanding                               10,682,697             10,678,947

Shares outstanding and per share data reflect the 5 for 4 stock split effective September 10, 2004.